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                      April 30, 2024

       Christopher Masterson
       Chief Financial Officer, Treasurer and Secretary
       Global Net Lease, Inc.
       650 Fifth Ave., 30th Floor
       New York, NY 10019

                                                        Re: Global Net Lease,
Inc.
                                                            Form 10-K for
fiscal year ended December 31, 2023
                                                            Filed February 27,
2024
                                                            File No. 001-37390

       Dear Christopher Masterson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction